SMART & FINAL INC. ANNOUNCES COMPLETION OF SALE TO

APOLLO MANAGEMENT, L.P.

LOS ANGELES, May 31, 2007 – Smart & Final Inc. (NYSE – SMF) announced today the completion of the merger of the Company with an affiliate of Apollo Management, L.P.

On February 20, 2007, an affiliate of Apollo Management, L.P. (“Apollo”) entered into a merger agreement with Smart & Final Inc. (“Smart & Final” or the “Company”) to acquire the Company for a transaction value of approximately $812.9 million. Under the terms of the merger agreement, Smart & Final shareholders are entitled to receive $22.00 in cash, without interest, for each share of Smart & Final’s common stock.

As a result of this transaction, Smart & Final’s common stock will cease trading on the New York Stock Exchange at market close today, May 31, 2007, and will thereafter be delisted. Shareholders who hold shares of Smart & Final’s common stock through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker. As soon as practicable, The Bank of New York, a paying agent appointed by Apollo, will send information to all Smart & Final shareholders of record, explaining how they can surrender their shares of Smart & Final common stock in exchange for $22.00 per share in cash, without interest. Shareholders of record should wait to receive this information before surrendering their shares.

The Company also announced the completion of Apollo’s acquisition of a subsidiary of Paris-based Casino Guichard-Perrachon, S.A. (“Groupe Casino”). Including shares held by the subsidiary, Groupe Casino owned approximately 55.0 percent of Smart & Final’s common stock.

Apollo entered into a stock purchase agreement with Groupe Casino to acquire the subsidiary on February 20, 2007. Prior to today’s purchases, the subsidiary directly owned approximately 52.2 percent of Smart & Final’s common stock and Groupe Casino also owned another approximately 2.8 percent of Smart & Final’s common stock. The purchase price paid for the subsidiary was based on the number of Smart & Final shares it owned at the same $22.00 cash price per share to be paid in the merger.

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Smart & Final Sale to Apollo Management

About Smart & Final

Founded in 1871 in Los Angeles, Smart & Final Inc. operates 255 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company's website at www.smartandfinal.com.

About Apollo Management

Apollo Management is a private investment partnership that manages a pool of investment capital on behalf of a group of institutional investors and the principals of Apollo. Since its inception in 1990, Apollo has invested in excess of $16 billion of equity capital in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently in the process of investing its sixth corporate fund, Apollo Investment Fund VI, L.P., which, with its related affiliates, has committed capital of approximately $12 billion. In addition, Apollo has had several highly successful partnerships with management teams operating retail and consumer-oriented businesses in the past, including investments in Linens ‘n Things, General Nutrition Centers, AMC Entertainment, Ralphs Grocery Company, Dominick’s Supermarkets, Inc., Zale Corporation, Rent-A-Center, Inc. and Proffitt’s Department Stores.

Contacts:

Smart & Final

Randall Oliver (media)

(323) 869-7607

randall.oliver@smartandfinal.com

Jan Berger (investors)

(323) 869-7737

jan.berger@smartandfinal.com

Apollo Management

Steven Anreder

(212) 532-3232

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Smart & Final Sale to Apollo Management

Forward-Looking and Cautionary Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although Smart & Final believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; Smart & Final’s ability to effectively manage business growth; changes in legislation and regulations related to the sale and distribution of food products and the sale of alcoholic beverages; increased competition from other foodservice providers; changes in the acceptance of Smart & Final’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; and global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in Smart & Final’s filings with the Securities and Exchange Commission, available for viewing on Smart & Final’s website www.smartandfinal.com (To access this information on Smart & Final’s website, click on “Corporate” and then “SEC”.) All forward-looking statements are based on information available to Smart & Final on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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